Exhibit 99.1

FOR IMMEDIATE RELEASE

SWS Group, Inc. to File for 10-K Extension

DALLAS, September 7, 2005 — SWS Group, Inc. (NYSE: SWS) announced today that it intends to file Form 12b-25 with the Securities and Exchange Commission (SEC) for an automatic 15-day extension to file its Annual Report on Form 10-K for the year ended June 24, 2005.

The company announced that it discovered an error in connection with its Derivative Adjustable Ratio Securities(SM). These 5-year subordinated notes, known as DARTS(SM), were originally issued in fiscal 1999 as a hedge on appreciated stock of Knight Trading Group. The DARTS matured on June 30, 2004 during the first quarter of fiscal 2005.

When the company adopted FAS 133, it erroneously computed the downside protection from the derivative as a call option rather than as a put option. The effect of the error was to overstate net income in the first quarter of fiscal 2005 (reported as $19 million) by $3.1 million and to understate net income by $135,000 in fiscal 2004, $616,000 in 2003, $963,000 in 2002 and $1.4 million in 2001. There is no cumulative net effect from the error on income, and there is no effect on the most recently reported balance sheet.

The company considers a restatement of the affected periods likely. However, the company does not believe that a material weakness existed in its internal control over financial reporting at fiscal year end relating to accounting for derivative instruments.

Concurrent with this press release, SWS Group is issuing a press release previewing its financial results for the fourth quarter ended June 24, 2005.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries of the company include Southwest Securities, Inc., Southwest Securities Bank, SWS Financial Services, Inc., SWS Capital Corporation and Southwest Insurance Agency.

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SWS Group, Inc. to File for 10-K Extension / 2

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, credit worthiness of our correspondents and customers, demand for housing, and those factors discussed in our most recently filed Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

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CONTACT: Jim Bowman, Vice President - Corporate Communications, (214) 859-9335, jbowman@swst.com